Exhibit 1

AGREEMENT OF JOINT FILING

JUPITERMEDIA CORPORATION

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of them of a Statement on Schedule 13D and any and all amendments thereto, with respect to the above referenced securities and that this Agreement be included as an Exhibit to such filing. The undersigned acknowledge that each shall be responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

Dated: October 29, 2008	By:	/s/ Alan M. Meckler
	Name:	Alan M. Meckler
	Title:	Chairman, Chief Executive Officer, President and Chief Operating Officer

ALAN M. MECKLER 2008 GRANTOR RETAINED ANNUITY TRUST

Dated: October 29, 2008	By:	/s/ Alan B. Abramson
	Name:	Alan B. Abramson
	Title:	Voting Trustee

Dated: October 29, 2008		/s/ Alan B. Abramson
Alan B. Abramson, in his capacity as Voting Trustee of the Alan M. Meckler 2008 Grantor Retained Annuity Trust